Exhibit 23.5

Greenfire Resources Ltd.

Bow Valley Square 2, Suite 1900

205 - 5th Avenue SW

Calgary, AB

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name under the caption “Experts” in the Amendment No.1 to the Registration Statement on Form F-1 of Greenfire Resources Ltd., filed with the United States Securities and Exchange Commission on October 20, 2023, and any amendments thereto (the “Registration Statement”),and to the filing of our reports auditing Greenfire Resources Inc.’s reserves data as of December 31, 2022 and December 31, 2021 (the “Reports”) as exhibits to the Registration Statement and the use of information derived from the Reports in the Registration Statement.

Yours truly,

McDaniel & Associates Consultants Ltd.

/s/ Jared W. B. Wynveen
Jared W. B. Wynveen, P.Eng.
Executive Vice President

Calgary, Alberta
November 30, 2023

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com